UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2023 (September 18, 2023)

Ambrx Biopharma Inc.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-40505	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10975 North Torrey Pines Road La Jolla, California		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 875-2400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value US $0.0001 per share*	N/A	Nasdaq Global Select Market *

American Depositary Shares, each representing seven ordinary shares, par value US $0.0001 per share	AMAM	Nasdaq Global Select Market

*

Not for trading, but only in connection with the listing of the American depositary shares on the Nasdaq Global Select Market. The American depositary shares represent the right to receive the ordinary shares and are being registered under the Securities Act of 1933 pursuant to a separate Registration Statement on Form F-6. Accordingly, the American depositary shares are exempt from registration under Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed with the Securities and Exchange Commission (“SEC”) in a Current Report on Form 8‑K filed on September 15, 2023 by Ambrx Biopharma Inc., a Cayman Islands exempted company (“Ambrx”), Ambrx, New Ambrx Biopharma Inc., a Delaware corporation and newly-formed direct wholly owned subsidiary of Ambrx (“NewCo”), and Ambrx Merger Sub Inc., a Cayman Islands exempted company and newly-formed direct wholly owned subsidiary of NewCo (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), that provides for the merger (the “Merger”) of Merger Sub with and into Ambrx with Ambrx surviving the Merger as a direct wholly owned subsidiary of NewCo. The Merger is contingent upon, amongst other things, approval by Ambrx's shareholders.

In connection with the proposed Merger, as previously disclosed with the SEC in the definitive proxy statement filed on September 15, 2023 by Ambrx, Ambrx and JPMorgan Chase Bank, N.A. (“JPM”) mutually agreed to, among other things, terminate the deposit agreement, dated June 17, 2021 (the “Deposit Agreement”), by and between Ambrx and JPM, as depositary and holders and beneficial owners of Ambrx’s American Depositary Shares (“ADSs”), and Ambrx’s ADS program effective at such date and time as the shares of NewCo’s common stock are listed on the Nasdaq Global Select Market, which Ambrx expects to be October 11, 2023 (such termination, the “ADS Program Termination”). In connection with the ADS Program Termination, Ambrx has agreed to pay JPM estimated fees in an amount equal to approximately $2.1 million in accordance with the terms of the Deposit Agreement and pursuant to a fee letter between Ambrx and JPM, dated September 18, 2023.

Item 8.01	Other Events.

Ambrx believes the Merger will be beneficial to Ambrx and its shareholders for a number of reasons, including:

1.
Simplifying the ownership structure by terminating the ADS program will be more efficient and cost effective for Ambrx to administer;
2.
Generally, ADS programs charge fees to holders of ADSs—by terminating our ADS program and canceling the ADS, holders of Ambrx’s ADSs will no longer be charged such fees simply for owning Ambrx ADSs;
3.
As a Delaware corporation, NewCo will have its shares eligible to be held by certain institutional investors and be included in certain stock indexes that are unavailable as a foreign listed company with an ADS program, which Ambrx believes will offer greater liquidity to shareholders;
4.
The clarity and familiarity of the Delaware corporate code and the related rules and regulations provides better guidance for the board of directors of NewCo and management as NewCo embarks on the next chapter of its corporate lifecycle; and
5.
Increased demand from potential new investors who are generally more comfortable and interested in investing in common stock of U.S. companies as opposed to ADSs of foreign companies, which Ambrx believes will allow NewCo to raise additional funds, including through the issuance of equity and other securities, in the public and private markets, to allow it to execute its business strategy and to develop its two lead product candidates.

Additional Information and Where to Find It

Ambrx and NewCo have filed and mailed a definitive proxy statement/prospectus and have filed other relevant documents in connection with the proposed Merger. AMBRX SHAREHOLDERS ARE URGED TO READ CAREFULLY THESE DOCUMENTS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors may obtain a free copy of the definitive proxy statement/prospectus and other filings containing information about Ambrx, NewCo and the proposed Merger, from the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the definitive proxy statement/prospectus and other filings containing information about Ambrx, NewCo and the proposed Merger can be obtained without charge by directing a request to Ambrx Biopharma Inc., 10975 North Torrey Pines Road, La Jolla, California 92037 (telephone 858-875-2400) or accessing them on Ambrx’s corporate website at www.ambrx.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBRX BIOPHARMA INC.
(Registrant)

Date: September 22, 2023	By:	/s/ Sonja Nelson
	Name:	Sonja Nelson
	Title:	Chief Financial Officer